PARTICIPATION PURCHASE AGREEMENT


     THIS PARTICIPATION PURCHASE AGREEMENT, dated as of January 31, 1996 (herein, as amended or modified from time to time, this "Agreement"), is by and between CREDIT SUISSE, acting through its New York Branch (the "Liquidity Provider"), and CONTINENTAL AIRLINES, INC., a Delaware corporation (the "Participant").

                      W I T N E S S E T H:

     WHEREAS, Liquidity Provider has entered into three Revolving Credit Agreements, each dated as of the date hereof (herein, as amended or modified from time to time, called the "Liquidity Agreements"), with Wilmington Trust Company, not in its individual capacity but solely as Subordination Agent and agent and trustee as described therein (in such capacity the "Borrower"), pursuant to which, among other things, Liquidity Provider agreed to make loans ("Advances") to the Borrower from time to time;

     WHEREAS, the Liquidity Provider's execution and delivery of the Liquidity Agreements is a condition precedent to the consummation of certain lease financing arrangements for the benefit of the Participant; and

     WHEREAS, the Participant's execution and delivery of this Agreement is a condition precedent to the effectiveness of the Liquidity Agreements;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Liquidity Provider and the Participant hereby covenant and agree as follows:

     1. Definitions. Unless the context clearly indicates otherwise, all capitalized terms used but not defined in this Agreement shall have the meanings assigned to those terms in each Liquidity Agreement or the applicable Liquidity Agreement, as the context shall indicate; provided that if any such term is not defined in a Liquidity Agreement, it shall have the meaning indicated in the Intercreditor Agreement dated as of the date hereof between the Liquidity Provider and Wilmington Trust Company, in its capacities as Subordination Agent and Trustee.

     As used herein, the following terms shall have the meanings set forth below:

          "Fee Percentage" means fifty basis points per annum; provided that the Fee Percentage shall be increased an additional ten basis points per annum on each successive anniversary of the first Purchase Date, so that the Fee Percentage on the first anniversary of such date shall be sixty basis points per annum, the Fee Percentage on the second anniversary of such date shall be seventy basis points per annum, and so forth.

          "Indemnity Obligation" means an obligation of the Participant under Section 4(b) hereof.

          "Liquidity Provider Share" means, at any time, 100% minus Participant's Share.

          "Participant Share" means, at any time, a fraction (expressed as a percentage), the numerator of which is the aggregate portion of Purchase Price payments made by the Participant attributable to the principal amount of the Advances, and the denominator of which is the then outstanding principal amount of the Advances.

          "Participation" means collectively, the undivided interests purchased by the Participant in the Advances pursuant to this Agreement.

          "Participation Fee" has the meaning assigned to that term in Section 4 hereof.

          "Purchase Date" means each successive Regular
     Distribution Date commencing on the first Regular
     Distribution Date following the Provider Advance
     Amortization Date.

          "Purchase Price" has the meaning assigned to that term in Section 2 hereof.

          "Reimbursable Expenses" means costs and expenses of the type referred to in the Section 7.07 of each Liquidity
     Agreement which have been incurred by the Participant.

          "Unsold Obligations" means, at any time, (i) the Liquidity Provider Share of the outstanding principal amount of Advances, (ii) accrued interest and other amounts attributable to the obligations described in clause (i) of this definition, and (iii) all other Liquidity Obligations (excluding for purposes of this clause (iii): (x) Reimbursable Expenses, and (y) the outstanding principal amount of Advances and accrued interest in respect of such principal amount); it being understood that the Unsold Obligations include the Participant's obligation to pay the Participation Fee and Indemnity Obligations hereunder.

     2. Sale of Participation. the Participant hereby agrees to buy from the Liquidity Provider, and the Liquidity Provider hereby agrees to sell to the Participant, on each Purchase Date an undivided interest in the Advances, in each case for a purchase price (a "Purchase Price") equal to (i) 12.50% of the outstanding principal amount of the Advances as of the Provider Advance Amortization Date, plus (ii) accrued and unpaid interest on such principal amount; provided, however, that the final purchase of an undivided interest hereunder shall be for a Purchase Price equal to the Liquidity Provider Share of the then outstanding principal amount of the Advances, together with accrued and unpaid interest on such principal amount; and provided further that no additional purchases of undivided interests shall be required hereunder at any time when the Unsold Obligations have been reduced to zero. The obligation of the Participant to make the purchases of undivided interests as described herein is unconditional and irrevocable. The undivided interests purchased by the Participant hereunder shall be junior in all respects (including in respect of payment priority) to any undivided interests in the Loans that continue to be held by the Liquidity Provider. All of the interests purchased by the Participant hereunder are allocated to and taken by it for its own account and risk, without recourse to the Liquidity Provider.

     3. Payments to Participant. (a) If, prior to the occurrence of a Triggering Event, a Liquidity Event of Default or a Performing Note Deficiency, the Liquidity Provider receives any payment in respect of a Liquidity Facility, the Liquidity Provider shall apply such payment first to the Unsold Obligations then due, in such order of application as the Liquidity Provider shall select, and second to the Liquidity Obligations attributable to the Participation, in such order as the Participant shall select subject, in the case of each such application, to requirements of applicable law.

     (b) If a Triggering Event, a Liquidity Event of Default or Performing Note Deficiency shall have occurred and the Liquidity Provider shall have received a payment in respect of a Liquidity Facility, the Liquidity Provider shall apply such payment first to the Unsold Obligations (whether or not then due) in such order of application as the Liquidity Provider shall select, and second to the Liquidity Obligations attributable to the Participation (whether or not then due), in such order as the Participant shall select subject, in the case of each such application, to requirements of applicable law.

     (c) If, at any time when the payment is due by the Liquidity Provider to the Participant hereunder, the Participant shall owe any amount which is due and payable to the Liquidity Provider under this Agreement or any Operative Agreement, then the Liquidity Provider shall be entitled to deduct the amount owed to it from any payment made by it to the Participant. Without limited the foregoing, the Participant agrees that any amount owed by the Participant to the Liquidity Provider hereunder that is not paid when due shall bear interest at a rate per annum equal to 0.25% over the Base Rate in effect from time to time. Such interest shall be payable by the Participant to the Liquidity Provider on demand.

     (d) The Participant shall not be entitled to any payments in respect of the Participation other than the payments described in this Section 3.

     (e) All payments to be made by the Liquidity Provider to the Participant hereunder shall be made to Participant's principal office in Houston, Texas. All payments to be made by the Participant to the Liquidity Provider hereunder shall be made to the Liquidity Provider's principal office in New York, New York; provided that no such payments shall be deposited into the Class A Cash Collateral Account, the Class B Cash Collateral Account or the Class C Cash Collateral Account (as defined in the Intercreditor Agreement).

     4. Participation Fee; Indemnity. (a) the Participant hereby agrees to pay to the Liquidity Provider a fee (the "Participation Fee") during the period from the first Purchase Date to the date on which all Liquidity Obligations shall have been paid in full, equal to Fee Percentage times the Participant Share of the outstanding principal amount of the Advances, which fee shall be payable quarterly in arrears on each Regular Distribution Date and the date on which all Liquidity Obligations shall have been paid in full.

     (b) The Participant hereby agrees to indemnify, protect, defend and hold harmless each Liquidity Indemnitee from, against and in respect of, and shall pay on demand, all Expenses of any kind or nature whatsoever, and whether arising before, on or after the date hereof, that may be imposed on, incurred by or asserted against such Liquidity Indemnitee, in any way relating to, resulting from, or arising out of or in connection with the Participation or this Agreement; provided that this Section 4(b) shall not require payment by the Participant to any Liquidity Indemnitee on account of any Expense (i) to the extent such Expense is attributable to the gross negligence or wilful misconduct of such Liquidity Indemnitee or its Related Indemnitee, (ii) that is an ordinary and usual operating expense, or (iii) to the extent such Expense is attributable to the failure by such Liquidity Indemnitee or its Related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Agreement or this Agreement.

     5.   Representations and Action by the Liquidity Provider.
(a) It is expressly understood that the Participant has made its own appraisal of the creditworthiness of the Borrower, that the Participant has made a business decision to purchase its Participation; that the Liquidity Provider has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, due authorization, execution, delivery, legality, sufficiency, enforceability or collectibility of any Operative Agreement or any related document or with respect to the validity, genuineness, enforceability, collectibility, existence or worth of any collateral securing the same or guarantees thereof; that the Liquidity Provider assumes no responsibility for (i) any statement, warranty, representation, or certification made in, or in connection with, any Operative Agreement or any related document, (ii) the filing, recording, or taking of any action with respect to any Operative Agreement or any related document or (iii) the financial condition of the Borrower or the performance or observance by the Borrower of its obligations.

     (b) Until all Unsold Obligations have been paid in full, as between the Liquidity Provider and the Participant, the Liquidity Provider shall possess the exclusive right to make decisions relating to the Operative Agreements and to exercise (or fail to exercise) all rights and remedies of the Liquidity Provider thereunder, and to apply all proceeds of the Liquidity Obligations in such order as the Liquidity Provider shall determine in accordance with Section 3 hereof. The Liquidity Provider may, in its absolute discretion, make decisions and pursue actions or refrain from actions from time to time with respect to the Operative Agreements, solely on the basis of its evaluation of its own best interests, the Participant shall not have any right to object to or prevent any such decision, action or restraint.

     (c) Once the Unsold Obligations have been paid in full, the Liquidity Provider shall exercise its rights and remedies in respect of the Operative Agreements in such manner as Participant shall reasonably request; provided that (i) Liquidity Provider shall not be required to take any action which it determines, in the exercise of its discretion, subjects the Liquidity Provider to liability or is otherwise materially adverse to the interests of the Liquidity Provider, (ii) Liquidity Provider shall not be required to take any action unless it has been indemnified to its satisfaction, by a party satisfactory to it, with respect to any cost, expense or liability that it may incur in connection with such action, (iii) no lawsuits or similar proceeding shall be filed in the name of the Liquidity Provider unless the Liquidity Provider shall have given its prior written consent, (iv) in the event that any litigation or other dispute may arise with respect to the Operative Agreements, the Liquidity Provider shall be entitled to interplead or take similar actions consistent with its nominal economic stake in the resolution of such dispute, and
(v) no litigation or similar proceedings in which the Liquidity Provider has been named as a party, or in which the Liquidity Provider may reasonably be expected to be named as a party, may be settled by the Participant without the Liquidity Provider's prior written consent.

     6. Reimbursement. In the event that, after the Liquidity Provider has secured any payment in respect thereof or made any applications and has made any payment in respect thereof to the Participant pursuant to this Agreement, any such payment or application, or portion thereof, is rescinded or must otherwise be returned or paid over by the Liquidity Provider for any reason, the Participant will, upon notice from the Liquidity Provider, forthwith pay back to the Liquidity Provider an amount equal to the portion of such payment (if any) that had previously been remitted to the Participant, together with any interest or fees attributable to such portion of the payment and required to be paid by the Liquidity Provider. The Participant's obligations under this Section hereof shall survive the termination of the Liquidity Agreement, each other Operative Agreement and the payment of the Liquidity Obligations.

     7. Other Transactions between the Liquidity Provider and the Borrower. The Liquidity Provider and its affiliates may accept deposits from, lend money to, act as trustee under indentures for and generally engage in any kind of business with any party to the Operative Agreements, and any person who may do business with or own securities of any such party, or any such party's affiliates.

     8. Recoveries. If the Participant obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff, or otherwise) on account of principal of, or interest on, or applicable fees in respect of, any of the Liquidity Obligations in excess of that to which the Participant is entitled pursuant to this Agreement, the Participant agrees to purchase from the Liquidity Provider such additional participation in the Unsold Obligations as will be necessary to cause the Participant to share such excess payment or other recovery with the Liquidity Provider to the extent the Liquidity Provider would be entitled to such payment under Section 3 hereof if such payment had been made to the Liquidity Provider.

     9.   Subparticipation.  Neither the Participation nor the
Participant's rights or obligations hereunder may be subdivided or transferred.

     10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Liquidity Provider.

     11. Notices. Notices required hereunder shall be given to the parties hereto at the addresses set forth opposite their names below.

     12. Applicable Law. This Agreement is governed by the internal laws of the state of New York, without regard to principles of conflicts of law.

     13. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Liquidity
Provider and the Participant.

     14. Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year identified above.

                                CREDIT SUISSE, acting through
                                its New York Branch


Address:                        By:__________________________
12 East 49th Street             Name:________________________
New York, New York 10017        Title:_______________________
Attention:  Aircraft Finance Dept.
Telephone:  (212) 238-5335
Telecopy:   (212) 238-5331
                                By:__________________________
                                Name:________________________
                                Title:_______________________

                                CONTINENTAL AIRLINES, INC.


                                By:__________________________
Address:                        Name:________________________
2929 Allen Parkway              Title:_______________________
Suite 2010
Houston, Texas 77019
Attention: Senior Vice President
 and Chief Financial Officer
Telephone: (713) 834-2942
Telecopy:  (713) 520-6329